Exhibit 99.1

News Release

Michael Monahan (651) 250-2809 Andrew Hedberg (651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED CONTINUING OPERATIONS EPS $1.12;

ADJUSTED DILUTED CONTINUING OPERATIONS EPS $1.38, +20%

THIRD QUARTER HIGHLIGHTS:

●	Strong third quarter results leveraged market reopenings with new business wins, new products and accelerated pricing to deliver strong sales and double-digit earnings growth.
●	Reported sales from continuing operations +10% versus last year. Acquisition adjusted fixed currency sales +8% as double-digit growth in the Institutional & Specialty and Other segments along with strong Industrial segment growth more than offset the Healthcare & Life Sciences segment’s decline versus a very strong gain last year.
●	Reported operating margins from continuing operations +40 bps. Acquisition adjusted fixed currency operating margin +80 bps led by the Institutional & Specialty segment.
●	Reported diluted EPS from continuing operations $1.12, +32% versus last year.
●	Adjusted diluted EPS from continuing operations, excluding special gains and charges and discrete tax items, were $1.38, +20% versus last year. The strong increase reflects the accelerated pricing and volume growth that more than offset significantly higher delivered product costs, and a lower than estimated unfavorable impact from Hurricane Ida of $0.03 per share in the third quarter achieved through aggressive management.
●	Cash flow from operating activities remained strong in the quarter at $623 million; free cash flow was $445 million, +$104 million (+31%) versus last year.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2021	2020	Change	2021	2020	Change
Net sales	$3,320.8	$3,018.6	10%	$3,320.8	$3,018.6	10%
Operating income	465.8	411.4	13%	525.0	455.9	15%
Net income from continuing operations attributable to Ecolab	324.5	246.2	32%	399.0	332.3	20%

Diluted earnings per share from continuing operations attributable to Ecolab	$1.12	$0.85	32%	$1.38	$1.15	20%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2021	2020	Change	2021	2020	Change
Net sales	$3,349.4	$3,098.3	8%	$3,349.4	$3,098.3	8%
Operating income	471.3	426.6	10%	530.5	471.1	13%

ST. PAUL, Minn., October 26, 2021: The third quarter results showed strong growth with robust new business wins and accelerating pricing, that along with continued recovery in the U.S. and improving European markets, more than offset significantly increased delivered product costs and the Hurricane Ida impact.

CEO comment

Commenting on the quarter, Christophe Beck, Ecolab’s president and chief executive officer, said,

“The strong third quarter results were better than expected, driven by continued accelerating pricing, new business gains and new product sales, as we also successfully managed to significantly reduce the unfavorable impacts from Hurricane Ida on both our customers and supply chain. We enjoyed strong double-digit sales growth and expanded operating margins in our Institutional & Specialty and Other segments, which leveraged continued recovery in the U.S., recent business wins and improving trends in Europe. Industrial segment sales also showed strong growth and sequential acceleration, though its operating income was negatively impacted by higher delivered product costs and incremental costs to ensure exceptional customer service in a challenging environment. The Healthcare & Life Sciences segment’s underlying growth remained good but reported results declined versus a very strong gain last year.

“We continue to expect strong year-on-year growth in the fourth quarter 2021 led by increased volume and price momentum. Our new business wins remain robust; new programs, including Ecolab Science Certified and our focus on Net Zero water and energy solutions for customers, are yielding significant progress; and our expanding digital solutions are providing greater value for our customers, salesforce productivity and greater market differentiation for Ecolab. We expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. At the same time that we are realizing further top line strength, we have experienced substantial additional delivered product and other cost inflation that we believe will increase fourth quarter costs nearly $0.20 per share versus what we expected a few months ago. We continue to mitigate the cost increases with strong pricing in a way that is sustainable for the long term and is aligned with the incremental value we create for customers. We expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter. And we continue to expect the full year 2021 to show a strong increase over 2020, more than offsetting the substantial delivered product and other cost increases which are estimated to reach a combined unfavorable impact approximating $0.90 per share this year, most of which we have mitigated.

“With the top line and pricing accelerating, we expect to enter 2022 in a great position. We will continue to drive strong top and bottom-line growth through product and service innovation, digital solutions, new markets and appropriate pricing as we leverage an expected continuing though uneven global recovery, generally improving COVID-19 impacts and offset further significant cost inflation. Our value proposition and unique capabilities to help protect people and planet health while driving enhanced business health are more important than ever. We therefore remain confident in our long-term outlook and ability to leverage our robust growth opportunities through our investments to yield superior results for our customers and shareholders.”

Third Quarter 2021 Consolidated Results

Ecolab's third quarter reported sales increased 10%, with fixed currency and acquisition adjusted fixed currency sales both increasing 8% when compared to the prior year.

Third quarter 2021 reported operating income increased 13% and includes the impact of special charges, which primarily reflected COVID-19 related inventory reserves and employee costs (net of government subsidies). Adjusted operating income increased 15% and adjusted fixed currency operating income increased 13%. The operating income gain reflects accelerated pricing and volume growth which more than offset significantly higher delivered product costs, and the estimated $0.03 per share impact from Hurricane Ida.

Reported interest expense decreased 43% as debt refinancing charges of $32 million in 2021 were significantly less than $83 million incurred in 2020; adjusted for debt refinancing costs, interest expense decreased 15% reflecting lower average debt levels and lower average interest rates from debt refinancing transactions in 2020 and 2021.

The reported income tax rate for the third quarter of 2021 was 18.3% compared with the reported rate of 14.5% in the third quarter of 2020. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2021 was 19.5% compared with the adjusted tax rate of 20.0% in the third quarter of 2020.

Third quarter 2021 reported net income from continuing operations attributable to Ecolab increased 32%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income from continuing operations attributable to Ecolab increased 20% versus the prior year.

Similarly, reported diluted earnings per share from continuing operations increased 32%, and adjusted diluted earnings per share from continuing operations increased 20% when compared against the third quarter 2020. Currency translation had a $0.03 per share favorable impact to earnings.

Third Quarter 2021 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$1,620.4	$1,512.9	7%	7%
Operating income	268.3	302.3	(11)%	(11)%
Operating income margin	16.6%	20.0%
Acq. adj. operating income margin	16.6%	20.0%

Public currency
Sales	$1,603.1	$1,469.3	9%
Operating income	264.2	293.0	(10)%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 7%. Strong growth in Water and Paper, led by recovering market conditions and new business wins, along with a good gain in Food & Beverage and modest Downstream sales growth, yielded the increase. Acquisition adjusted fixed currency operating income decreased 11% compared to a very strong 18% increase last year as accelerating pricing and higher volume were more than offset by significantly higher delivered product costs, the impact from Hurricane Ida and unfavorable mix.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$1,076.6	$914.4	18%	17%
Operating income (loss)	196.5	83.7	135%	135%
Operating income margin	18.3%	9.2%
Acq. adj. operating income margin	18.3%	9.2%

Public currency
Sales	$1,070.6	$898.4	19%
Operating income (loss)	195.5	82.1	138%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales increased 17%. Strong growth in the Institutional division reflected recovering markets in the U.S. and Europe, as the number of Ecolab accounts and solutions per account near pre-COVID-19 levels, driven by new business wins including gains from Ecolab Science Certified programs, innovation and pricing. Specialty sales increased modestly as strong quickservice sales more than offset lower food retail sales. Acquisition adjusted fixed currency operating income increased 135% reflecting increased volume, accelerating pricing and favorable mix that more than offset higher delivered product costs.

Global Healthcare & Life Sciences

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$290.2	$335.1	(13)%	(17)%
Operating income	37.3	69.0	(46)%	(43)%
Operating income margin	12.9%	20.6%
Acq. adj. operating income margin	14.1%	20.6%

Public currency
Sales	$286.9	$322.3	(11)%
Operating income	36.9	66.0	(44)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales decreased 17% compared to a 29% increase last year when sales benefited from strong COVID-19 related demand. The underlying Healthcare sales are estimated to be growing at mid-single digit rates and Life Sciences’ sales are estimated to be growing at low double-digit rates, both driven by new business wins and increased hygiene awareness. Acquisition adjusted fixed currency operating income decreased 43%, primarily reflecting the comparison to the very strong sales volume last year when operating income grew 82%, partially offset by favorable pricing.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$326.3	$288.7	13%	13%
Operating income	59.2	45.8	29%	29%
Operating income margin	18.1%	15.9%
Acq. adj. operating income margin	18.1%	15.9%

Public currency
Sales	$324.2	$281.7	15%
Operating income	59.0	44.6	32%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 13% led by continued strong growth in Pest Elimination as it benefited from new business wins and recovering markets. Acquisition adjusted fixed currency operating income increased 29% reflecting strong volume and favorable pricing that was partially offset by higher delivered product costs.

Corporate

Third quarter of 2021 corporate segment includes:

●	sales of $36 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $31 million related to the Nalco merger intangible assets
●	net special charges of $59 million that primarily reflected COVID-19 related inventory reserves and employee costs (net of government subsidies) as discussed below.

Special gains and charges for the third quarter of 2020 were a net charge of $44 million and include restructuring charges, Healthcare product recall charges, COVID-19 employee-related costs (net of government subsidies) and litigation and other charges.

COVID-19 Sanitizer Inventory Reserves

Customer demand for sanitizer products surged at the outset of COVID-19. We worked hard to meet the rapidly increasing demand and sold the vast majority of our sanitizer inventory. However, COVID-19 variant-related delays of customer reopenings and consumer activity resulted in a small portion of the sanitizer inventory becoming unneeded. We recognized a special charge of $50 million in the third quarter of 2021 for excess inventory and estimated disposal costs.

2021 Business Outlook

We expect continued, if uneven, recovery in the U.S. and European markets, with the rest of the world following. We continue to expect strong year-on-year growth in the fourth quarter 2021 led by increased volume and price momentum, and expect these drivers to result in the fourth quarter showing better year-over-year sales growth than the third quarter. At the same time, we have experienced substantial additional delivered product and other cost inflation that we believe will increase fourth quarter costs nearly $0.20 per share (which includes an estimated $0.04 impact from Hurricane Ida) versus what we expected a few months ago. We expect fourth quarter earnings to grow double digits, though not as strongly as the third quarter. We continue to expect the full year 2021 to show a strong earnings increase over 2020, more than offsetting the substantial delivered product and other cost increases which we estimate will reach a combined unfavorable impact approximating $0.90 per share this year; this includes estimated unfavorable impacts of $0.15 from the Texas freeze and $0.07 from Hurricane Ida, costs we have mostly mitigated through pricing and productivity gains.

We believe our value proposition to help customers address major challenges around people and planet health while improving their own business performance is stronger than ever. We have accelerated our pricing and expect to more than cover the substantial delivered product cost and other cost increases, our new business and innovation pipelines are at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities continue to develop and add competitive advantage. Our strong business momentum, along with our enhanced value proposition and favorable macro trends, positions us well to leverage the global recovery post-COVID and our long-term fundamentals remain strong to deliver further superior shareholder returns.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $12 billion and more than 44,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the U.S. and global economic recovery, delivered product costs and supply chain disruptions, and our financial and business performance and prospects, including sales, earnings, pricing and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures (including with respect to continuing operations) include:

●	fixed currency sales
●	acquisition adjusted fixed currency sales
●	adjusted cost of sales
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	acquisition adjusted fixed currency operating income
●	acquisition adjusted fixed currency operating income margin
●	adjusted other (income) expense
●	adjusted interest expense
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2021	2020	Change	2021	2020	Change

Product and equipment sales	$2,653.8	$2,426.4		$7,461.6	$7,017.5
Service and lease sales	667.0	592.2		1,906.9	1,707.4
Net sales	3,320.8	3,018.6	10%	9,368.5	8,724.9	7%
Product and equipment cost of sales	1,625.1	1,405.4		4,452.9	4,071.6
Service and lease cost of sales	391.6	364.2		1,119.8	1,053.9
Cost of sales (2)	2,016.7	1,769.6	14%	5,572.7	5,125.5	9%
Selling, general and administrative expenses	832.0	802.6	4%	2,548.2	2,499.5	2%
Special (gains) and charges (2)	6.3	35.0		36.7	120.3
Operating income	465.8	411.4	13%	1,210.9	979.6	24%
Other (income) expense (2)	(13.0)	(15.1)	(14)%	(27.5)	(45.6)	(40)%
Interest expense, net (2)	76.4	134.8	(43)%	173.7	241.8	(28)%
Income before income taxes	402.4	291.7	38%	1,064.7	783.4	36%
Provision for income taxes	73.8	42.4	74%	226.0	103.5	118%
Net income including noncontrolling interest	328.6	249.3	32%	838.7	679.9	23%
Net income attributable to noncontrolling interest	4.1	3.1		9.8	12.8
Net income from continuing operations attributable to Ecolab	324.5	246.2	32%	828.9	667.1	24%
Net income (loss) from discontinued operations, net of tax (1)	-	-		-	(2,172.5)
Net income (loss) attributable to Ecolab	$324.5	$246.2	32%	$828.9	($1,505.4)

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$1.13	$0.86	31%	$2.90	$2.32	25%
Discontinued operations	-	-		-	($7.56)
Earnings attributable to Ecolab	$1.13	$0.86	31%	$2.90	($5.24)
Diluted
Continuing operations	$1.12	$0.85	32%	$2.87	$2.29	25%
Discontinued operations	-	-		-	($7.47)
Earnings attributable to Ecolab	$1.12	$0.85	32%	$2.87	($5.18)

Weighted-average common shares outstanding
Basic	286.4	285.4	0%	286.1	287.5	0%
Diluted	289.2	288.4	0%	289.0	290.8	(1)%

(1) Net Income (loss) attributable to discontinued operations, net of tax, relates to the separation of ChampionX.
(2) Cost of sales, Special (gains) and charges, Other (income) expense and Interest expense, net in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2021	2020		2021	2020

Cost of sales
Restructuring activities	$2.2	$1.0		$24.1	$6.6
Acquisition and integration activities	-	1.5		-	4.1
COVID-19 activities, net	50.7	1.8		51.8	8.7
Other	-	5.2		0.3	26.2
Subtotal (a)	52.9	9.5		76.2	45.6

Special (gains) and charges
Restructuring activities	0.4	26.9		6.5	31.4
Acquisition and integration activities	0.8	2.7		3.3	5.5
Disposal and impairment charges	-	-		-	45.9
COVID-19 activities, net	1.5	(3.0)		16.2	7.2
Other	3.6	8.4		10.7	30.3
Subtotal	6.3	35.0		36.7	120.3

Interest expense, net	32.3	83.1		32.3	83.8
Pension Settlements/Curtailments	7.0	-		26.6	-

Total special (gains) and charges	$98.5	$127.6		$171.8	$249.7

(a) Special charges of $51.0 million and $7.8 million in the third quarter of 2021 and 2020, respectively, and $74.3 million and $38.1 million for the first nine months of 2021 and 2020, respectively, were recorded in product and equipment cost of sales. Special charges of $1.9 million and $1.7 million in the third quarter of 2021 and 2020, respectively, and $1.9 million and $7.5 million for the first nine months of 2021 and 2020, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$1,620.4	$1,512.9	7%	$1,603.1	$1,469.3	9%
Global Institutional & Specialty	1,076.6	914.4	18%	1,070.6	898.4	19%
Global Healthcare & Life Sciences	290.2	335.1	(13)%	286.9	322.3	(11)%
Other	326.3	288.7	13%	324.2	281.7	15%
Corporate	35.9	47.2	(24)%	36.0	46.9	(23)%
Subtotal at fixed currency rates	3,349.4	3,098.3	8%	3,320.8	3,018.6	10%
Currency impact	(28.6)	(79.7)	*	-	-	*
Consolidated reported GAAP net sales	$3,320.8	$3,018.6	10%	$3,320.8	$3,018.6	10%

Operating Income (loss)
Global Industrial	$268.3	$302.3	(11)%	$264.2	$293.0	(10)%
Global Institutional & Specialty	196.5	83.7	135%	195.5	82.1	138%
Global Healthcare & Life Sciences	37.3	69.0	(46)%	36.9	66.0	(44)%
Other	59.2	45.8	29%	59.0	44.6	32%
Corporate	(90.0)	(74.2)	*	(89.8)	(74.3)	*
Subtotal at fixed currency rates	471.3	426.6	10%	465.8	411.4	13%
Currency impact	(5.5)	(15.2)	*	-	-	*
Consolidated reported GAAP operating income	$465.8	$411.4	13%	$465.8	$411.4	13%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$4,609.7	$4,476.4	3%	$4,578.6	$4,326.7	6%
Global Institutional & Specialty	2,914.0	2,734.6	7%	2,904.0	2,678.6	8%
Global Healthcare & Life Sciences	887.4	913.3	(3)%	881.4	866.4	2%
Other	904.2	817.4	11%	900.4	794.0	13%
Corporate	104.1	59.5	75%	104.1	59.2	76%
Subtotal at fixed currency rates	9,419.4	9,001.2	5%	9,368.5	8,724.9	7%
Currency impact	(50.9)	(276.3)	*	-	-	*
Consolidated reported GAAP net sales	$9,368.5	$8,724.9	7%	$9,368.5	$8,724.9	7%

Operating Income
Global Industrial	$750.8	$799.7	(6)%	$743.8	$770.3	(3)%
Global Institutional & Specialty	398.2	229.4	74%	397.5	226.1	76%
Global Healthcare & Life Sciences	131.2	162.0	(19)%	130.5	151.5	(14)%
Other	143.4	88.4	62%	143.0	86.8	65%
Corporate	(204.4)	(257.4)	*	(203.9)	(255.1)	*
Subtotal at fixed currency rates	1,219.2	1,022.1	19%	1,210.9	979.6	24%
Currency impact	(8.3)	(42.5)	*	-	-	*
Consolidated reported GAAP operating income	$1,210.9	$979.6	24%	$1,210.9	$979.6	24%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30	December 31	September 30
(millions)	2021	2020	2020
Assets
Current assets
Cash and cash equivalents	$897.9	$1,260.2	$1,034.7
Accounts receivable, net	2,384.1	2,273.8	2,320.7
Inventories	1,378.2	1,285.2	1,287.8
Other current assets	326.6	298.2	348.8
Total current assets	4,986.8	5,117.4	4,992.0

Property, plant and equipment, net	3,069.6	3,124.9	3,146.2
Goodwill	6,125.6	6,006.9	5,958.0
Other intangible assets, net	2,889.7	2,977.0	3,023.4
Operating lease assets	377.4	423.8	433.9
Other assets	477.1	476.0	543.6
Total assets	$17,926.2	$18,126.0	$18,097.1

Liabilities and Equity
Current liabilities
Short-term debt	$18.7	$17.3	$247.3
Accounts payable	1,237.1	1,160.6	1,108.4
Compensation and benefits	452.9	469.3	456.0
Income taxes	68.0	96.1	53.3
Other current liabilities	1,117.8	1,188.9	1,241.4
Total current liabilities	2,894.5	2,932.2	3,106.4

Long-term debt	5,931.8	6,669.3	6,667.7
Postretirement health care and pension benefits	996.6	1,226.2	1,081.2
Deferred income taxes	589.4	483.9	580.6
Operating lease liabilities	263.0	300.5	310.7
Other liabilities	289.1	312.4	301.1
Total liabilities	10,964.4	11,924.5	12,047.7

Equity
Common stock	363.7	362.6	362.1
Additional paid-in capital	6,399.8	6,235.0	6,177.3
Retained earnings	8,659.8	8,243.0	8,079.9
Accumulated other comprehensive loss	(1,733.5)	(1,994.4)	(1,945.9)
Treasury stock	(6,756.3)	(6,679.7)	(6,658.7)
Total Ecolab shareholders’ equity	6,933.5	6,166.5	6,014.7
Noncontrolling interest	28.3	35.0	34.7
Total equity	6,961.8	6,201.5	6,049.4
Total liabilities and equity	$17,926.2	$18,126.0	$18,097.1

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,320.8	$3,018.6	$9,368.5	$8,724.9
Effect of foreign currency translation	28.6	79.7	50.9	276.3
Non-GAAP fixed currency sales	3,349.4	3,098.3	9,419.4	9,001.2
Effect of acquisitions and divestitures	(51.7)	(47.5)	(194.5)	(97.3)
Non-GAAP acquisition adjusted fixed currency sales	3,297.7	3,050.8	9,224.9	8,903.9

Cost of sales
Reported GAAP cost of sales	$2,016.7	$1,769.6	$5,572.7	$5,125.5
Special (gains) and charges	52.9	9.5	76.2	45.6
Non-GAAP adjusted cost of sales	$1,963.8	$1,760.1	$5,496.5	$5,079.9

Gross margin
Reported GAAP gross margin	39.3%	41.4%	40.5%	41.3%
Non-GAAP adjusted gross margin	40.9%	41.7%	41.3%	41.8%

Operating income
Reported GAAP operating income	$465.8	$411.4	$1,210.9	$979.6
Effect of foreign currency translation	5.5	15.2	8.3	42.5
Non-GAAP fixed currency operating income	471.3	426.6	1,219.2	1,022.1
Special (gains) and charges	59.2	44.5	112.9	165.9
Non-GAAP adjusted fixed currency operating income	530.5	471.1	1,332.1	1,188.0
Effect of acquisitions and divestitures	2.3	0.0	1.6	(2.6)
Non-GAAP acquisition adjusted fixed currency operating income	$532.8	$471.1	$1,333.7	$1,185.4

Operating income margin
Reported GAAP operating income margin	14.0%	13.6%	12.9%	11.2%
Non-GAAP adjusted fixed currency operating income margin	15.8%	15.2%	14.1%	13.2%
Non-GAAP acquisition adjusted fixed currency operating income margin	16.2%	15.4%	14.5%	13.3%

Other (income) expense
Reported GAAP other (income) expense	($13.0)	($15.1)	($27.5)	($45.6)
Special (gains) and charges	7.0	-	26.6	-
Non-GAAP adjusted other (income) expense	($20.0)	($15.1)	($54.1)	($45.6)

Interest expense, net
Reported GAAP interest expense, net	$76.4	$134.8	$173.7	$241.8
Special (gains) and charges	32.3	83.1	32.3	83.8
Non-GAAP adjusted interest expense, net	$44.1	$51.7	$141.4	$158.0

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2021	2020	2021	2020
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$324.5	$246.2	$828.9	$667.1
Special (gains) and charges, after tax	80.8	98.5	139.1	200.3
Discrete tax net expense (benefit)	(6.3)	(12.4)	17.5	(56.8)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$399.0	$332.3	$985.5	$810.6

Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.12	$0.85	$2.87	$2.29
Special (gains) and charges, after tax	0.28	0.34	0.48	0.69
Discrete tax net expense (benefit)	(0.02)	(0.04)	0.06	(0.20)
Non-GAAP adjusted diluted EPS from continuing operations	$1.38	$1.15	$3.41	$2.79

Provision for Income Taxes
Reported GAAP tax rate	18.3%	14.5%	21.2%	13.2%
Special gains and charges	-	2.6	(0.3)	1.6
Discrete tax items	1.2	2.9	(1.4)	5.5
Non-GAAP adjusted tax rate	19.5%	20.0%	19.5%	20.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,620.4	-	$1,620.4	$1,512.9	-	$1,512.9
Global Institutional & Specialty	1,076.6	(4.1)	1,072.5	914.4	-	914.4
Global Healthcare & Life Sciences	290.2	(11.7)	278.5	335.1	(0.3)	334.8
Other	326.3	-	326.3	288.7	-	288.7
Corporate	35.9	(35.9)	-	47.2	(47.2)	-
Subtotal at fixed currency rates	3,349.4	(51.7)	3,297.7	3,098.3	(47.5)	3,050.8
Currency impact	(28.6)			(79.7)
Consolidated reported GAAP net sales	$3,320.8			$3,018.6

Operating Income (loss)
Global Industrial	$268.3	-	$268.3	$302.3	-	$302.3
Global Institutional & Specialty	196.5	0.2	196.7	83.7	-	83.7
Global Healthcare & Life Sciences	37.3	2.1	39.4	69.0	-	69.0
Other	59.2	-	59.2	45.8	-	45.8
Corporate	(30.8)	-	(30.8)	(29.7)	-	(29.7)
Adjusted at fixed currency rates	530.5	2.3	532.8	471.1	-	471.1
Special (gains) and charges	59.2			44.5
Reported OI at fixed currency rates	471.3			426.6
Currency impact	(5.5)			(15.2)
Consolidated reported GAAP operating income	$465.8			$411.4

	Nine Months Ended September 30
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$4,609.7	($59.4)	$4,550.3	$4,476.4	($36.9)	$4,439.5
Global Institutional & Specialty	2,914.0	(10.2)	2,903.8	2,734.6	-	2,734.6
Global Healthcare & Life Sciences	887.4	(20.8)	866.6	913.3	(0.9)	912.4
Other	904.2	-	904.2	817.4	-	817.4
Corporate	104.1	(104.1)	-	59.5	(59.5)	-
Subtotal at fixed currency rates	9,419.4	(194.5)	9,224.9	9,001.2	(97.3)	8,903.9
Currency impact	(50.9)			(276.3)
Consolidated reported GAAP net sales	$9,368.5			$8,724.9

Operating Income (loss)
Global Industrial	$750.8	($2.5)	$748.3	$799.7	($2.5)	$797.2
Global Institutional & Specialty	398.2	1.8	400.0	229.4	-	229.4
Global Healthcare & Life Sciences	131.2	2.3	133.5	162.0	(0.1)	161.9
Other	143.4	-	143.4	88.4	-	88.4
Corporate	(91.5)	-	(91.5)	(91.5)	-	(91.5)
Adjusted at fixed currency rates	1,332.1	1.6	1,333.7	1,188.0	(2.6)	1,185.4
Special (gains) and charges	112.9			165.9
Reported OI at fixed currency rates	1,219.2			1,022.1
Currency impact	(8.3)			(42.5)
Consolidated reported GAAP operating income	$1,210.9			$979.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

Selected Cash Flow items - continuing operations	Third Quarter Ended
	September 30
(millions)	2021	2020

Cash provided by operating activities	$622.7	$451.8
Less: Capital expenditures	(178.2)	(111.7)
Free cash flow	$444.5	$340.1

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20	0.28	0.48
Discrete tax expense (benefits) (4)	0.06	0.02	0.08	(0.02)	0.06
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, employee-related COVID-19 costs (net of government subsidies), and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million and $80.8 million, net of tax, in the first, second and third quarters, respectively. Charges include covid related inventory write downs, debt refinancing charges, restructuring charges, employee-related COVID-19 costs (net of government subsidies), acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million and ($6.3) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.